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                                                                  Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                          ARBOR NATIONAL HOLDINGS, INC.

           Under Section 402 of the New York Business Corporation Law

     THE UNDERSIGNED, being a natural person of the age of 18 years or over, for the purposes of forming a corporation under Section 402 of the Business Corporation Law of the State of New York, does hereby certify as follows:

     FIRST: The name of this Corporation is ARBOR NATIONAL HOLDINGS, INC. (hereinafter referred to as the "Corporation").

     SECOND: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized pursuant to the Business Corporation Law of the State of New York, and that the Corporation is not formed and shall not have the power to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without the consent or approval first being obtained. For the accomplishment of the aforesaid purpose, and in furtherance thereof, the Corporation shall have, and may exercise, all the powers conferred by the Business Corporation Law upon corporations formed thereunder, subject to any limitations contained in Article 2 of said law or in accordance with the provisions of any other statute of the State of New York.

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     THIRD: The office of the Corporation shall be in the County of Nassau in the State of New York.

     FOURTH: The aggregate number of shares of stock which the Corporation shall have authority to issue and the designations, powers, preferences and rights, and the qualifications, limitations or restrictions upon, each class or series of stock shall be as follows:

     Section 1. Authorized shares of stock. The total number of shares of stock which the Corporation shall have authority to issue is Forty Million (40,000,000) shares, $.01 par value per share.

     Section 2. Designation of Classes. The authorized shares of the Corporation shall be divided into the following classes:

     (a) Common Stock, consisting of Thirty Million (30,000,000) shares, $.01 par value (the "Common Stock"); and

     (b) Preferred Stock, consisting of Ten Million (10,000,000) shares, $.01 par value (the "Preferred Stock"), issuable by the Board of Directors, from time to time, in one or more series, without any further approval from the shareholders of the Corporation.

     Before issuance of such Preferred Stock, the Board of Directors is authorized to fix the voting powers, if any, the designations, relative rights, preferences and limitations applicable to each series, including but not limited to dividend rates, conditions and time of accrual and payment, dividend

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preferences, if any, whether dividends shall be cumulative, conversion and redemption rights, sinking fund provisions and liquidation preferences. With respect to dividends, redemption and liquidation, any particular series of Preferred Stock may rank junior to, on a parity with or senior to any other series of Preferred Stock. The Board of Directors is authorized to issue the Preferred Stock at such time or times, to such persons, and for such consideration as it may deem desirable, without further action by shareholders, unless otherwise required by law.

     FIFTH: The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom process against it may be served. The post office address to which the Secretary of State shall mail a copy of any such process served upon him is c/o the Corporation, 333 Earle Ovington Blvd., Uniondale, N.Y., 11553 (Attn: Walter Horn, Esq.).

     SIXTH: A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability if a judgment or other final adjudication adverse to the director establishes that (i) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law, (ii) that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (iii) that his acts violated Section 719 of the Business Corporation Law of the State of New York.

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     SEVENTH: The Corporation shall, to the fullest extent permitted by
Sections 722-725 of the Business Corporation Law of the State of New York, as the same may be amended or supplemented, indemnify any and all persons whom it shall have power to indemnify under said sections from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     EIGHTH: Proposed shareholder nominations for the election of directors and for such other business to be conducted at an annual meeting of shareholders shall be brought before the annual meeting (a) by, or at the direction of, a majority of the directors, or (b) by any shareholder of the Corporation permitted by law and the By-laws to do so. Any proposal brought by a shareholder must be given not less than 120 calendar days in advance of the date of the proxy statement released to shareholders in connection with the previous year=s annual meeting of shareholders. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or the Bylaws of the Corporation, no amendment, repeal, or provisions inconsistent with the provisions of this article EIGHTH or related provision in the Bylaws of the Corporation shall be adopted unless it is approved by the vote of holders of not less than seventy-five

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percent of all outstanding shares entitled to vote in an election of directors.

     NINTH: Proposals to be presented at any meeting of shareholders other than an annual meeting, shall be brought before the meeting (a) by, or at the direction of, a majority of the directors, or (b) by any shareholder of the Corporation permitted by law and the By-laws to do so. Any proposal brought by a shareholder must be received by the Corporation within 120 days before a proxy solicitation is made with respect to such proposal. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or the Bylaws of the Corporation, no amendment, repeal, or provisions inconsistent with the provisions of this article NINTH or related provision in the Bylaws of the Corporation shall be adopted unless it is approved by the vote of holders of not less than seventy-five percent of all outstanding shares entitled to vote in an election of directors.

     IN WITNESS WHEREOF, I have executed this Certificate of Incorporation and affirm that the statements made herein are true under the penalties of perjury this 12th day of June, 1998.

                               /s/ Lauren Kruczko
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                               Lauren Kruczko
                               Sole Incorporator